Exhibit (k)(ii)

SUBSCRIPTION AND INFORMATION AGENT AGREEMENT

This Subscription and Information Agent Agreement (the "Agreement") is made as of December 18, 2008 between The Gabelli Global Deal Fund (the "Fund"), Computershare, Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking (collectively, the “Agent” or individually “Computershare” and the “Trust Company”, respectively).  All terms not defined herein shall have the meaning given in the prospectus (the "Prospectus") included in the (Registration Statement on Form N-2, Securities Act File No. 333-149864 filed by the Fund with the Securities and Exchange Commission on December 10, 2008, as amended by any amendment filed with respect thereto (the "Registration Statement").

WHEREAS, the Fund proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Fund (the "Subscription Certificates") to shareholders of record (the "Shareholders") of its Common Shares, as of a record date specified by the Fund (the "Record Date"), pursuant to which each Shareholder will have certain rights (the "Rights") to subscribe for Series A Cumulative Callable Preferred Shares (“Preferred Shares”), as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Fund wishes the Agent to perform certain acts on behalf of the Fund, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.         Appointment.
The Fund hereby appoints the Agent to act as subscription and information agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2.         Rights and Issuance of Subscription Certificates.
A.  Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Preferred Shares upon the terms and conditions therein and herein set forth.

B.  Upon the written advice of the Fund, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Fund Shareholders as of the Record Date to be prepared by the Agent in its capacity as Rights Agent of the Fund, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Fund's Preferred Shares calculated on the basis of one Right for one Common

Share recorded on the books in the name of each such Shareholder as of the Record Date.  The number of Rights that are issued to Record Date Shareholders will be rounded up, by the Agent, to the nearest number of Full Rights, as Fractional Rights will not be issued.  Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Rights Agent.  Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Fund deems necessary or appropriate, to all Shareholders with record addresses in the United States (including its territories and possessions and the District of Columbia).  Delivery shall be by first class mail (without registration or insurance), except for those Shareholders having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Fund deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders having APO or FPO addresses.  No Subscription Certificate shall be valid for any purpose unless so executed.

C.  The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Fund deems necessary or appropriate, if any, but not Subscription Certificates to Record Date Shareholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) ("Foreign Record Date Shareholders").  The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

D.  The Agent will perform its duties as subscription and information agent in accordance with the terms and provisions of the Fee and Service Schedule attached hereto as Exhibit A.

3.         Exercise.
A.  Record Date Shareholders may acquire Preferred Shares on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the Subscription Price, as disclosed in the Prospectus, for each Preferred Share subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Fund or Computershare.

B.  Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. Eastern Time on such date as the Fund shall designate to the Agent in writing (the "Expiration Date").  For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

C.  Notwithstanding the provisions of Section 3(A) and 3(B) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. Eastern Time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for any Preferred Shares subscribed for on Primary Subscription and any additional Preferred Shares subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Preferred Shares by the Agent within three Business Days (as defined below) after the Expiration Date (the "Protect Period").  For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

D.  A holder of Rights may purchase one Preferred Share of the Fund for every ten Rights exercised.  Rights may be exercised at a price of $50.00 per Preferred Share (the “Subscription Price”).  As soon as practicable after the Expiration Date, Computershare shall send to each exercising shareholder (or, if Common Shares on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of Preferred Shares acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any additional amount payable to the Fund by such shareholder or any excess to be refunded by the Fund to such shareholder in the form of a check and stub, along with a letter explaining the allocation of Preferred Shares pursuant to the Over-Subscription Privilege.

E.  Any additional payment required from a shareholder must be received by Computershare during the Protect Period and any excess payment to be refunded by the Fund to a Shareholder will be mailed by Computershare within fifteen Business Days after the Expiration Date.  If a Shareholder does not make timely payment of any additional amounts due in accordance with Section 3(D), Computershare will consult with the Fund in accordance with Section 4 as to the appropriate action to be taken.  Computershare will not issue or deliver certificates or Statements of Holding for shares subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

4.         Validity of Subscriptions.
Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Fund and handled in accordance with his or her instructions.  Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

5.         Over-Subscription.
If, after allocation of Preferred Shares to Record Date Shareholders pursuant to the Primary Subscription, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to Shareholders who

have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable.  Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions.  If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Record Date Shareholders subscribing pursuant to the Over-Subscription Privilege based on the number of Common Shares owned by them on the Record Date.  Any remaining shares to be issued shall be allocated to holders of Rights acquired in the secondary market based on the number of Rights exercised by such holders of Rights.  The percentage of Remaining Shares each over-subscribing Record Date Shareholder or other Rights holder may acquire will be rounded up to result in delivery of whole Preferred Shares.  The Agent shall advise the Fund immediately upon the completion of the allocation set forth above as to the total number of Preferred Shares subscribed and distributable.

6.         Delivery of Shares.
The Agent will arrange with the Fund’s transfer agent for the delivery of (i) certificates or Statements of Holding reflecting new Preferred Shares of the Fund in the Direct Registration System, representing those Preferred Shares purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared and (ii) certificates or Statements of Holding representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

7.         Holding Proceeds of Rights Offering.
A.  All proceeds received by Computershare from Shareholders in respect of the exercise of Rights shall be held by Computershare, on behalf of the Fund, in a segregated account (the "Account").

B.  Computershare shall deliver all proceeds received in respect of the exercise of Rights to the Fund as promptly as practicable, but in no event later than three business days after the expiration of the Protect Period.

C.  The Fund acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in its name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.  Interest earned on the funds shall accrue 50% to the Fund and 50% to Computershare.

8.         Reports.
Daily, during the period commencing on December 29, 2008, until termination of the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an officer of the Fund, data regarding Rights exercised, the total number of Preferred Shares subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Fund and the Agent.

9.         Loss or Mutilation.
If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Fund and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

10.       Compensation for Services.
The Fund agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee and Service Schedule to act as Agent attached hereto as Exhibit A.  The Fund further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

11.       Indemnification and Limitation of Liability.
The Fund covenants and agrees to indemnify and to hold the Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

Promptly after the receipt by the Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Agent shall, if a claim in respect thereof is to be made against the Fund, notify the Fund thereof in writing.  The Fund shall be entitled to participate as its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.  For the purposes of this Section 11, the term "expense or loss" means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Agent, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

Agent shall be responsible for and shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to Agent’s refusal or failure to comply with the terms of this Agreement, or which arise out of Agent’s negligence or willful misconduct or which arise out of the breach of any representation or warranty of Agent hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid under this Agreement by the Fund to Agent as fees and charges, but not including reimbursable expenses.

Promptly after the receipt by the Fund of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Fund shall, if a claim in respect thereof is to be made against the Agent, notify the Agent thereof in writing.  The Agent shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.  For the purposes of this Section 11, the term “expense or loss” means any amount paid or payable to satisfy any claim, demand, action, suit or proceeding settled with the express written consent of the Fund, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

12.       Changes in Subscription Certificate.
The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Fund in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Fund) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

13.       Assignment/Delegation.
A.  Except as provided in Section 13(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

B.  The Agent may, without further consent on the part of the Fund, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

C.  Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Fund and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Fund.

14.       Governing Law.

The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts and shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and permitted assigns of the parties hereto.

15.       Third Party Beneficiaries.
This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Fund.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

16.       Force Majeure.
In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

17.       Consequential Damages.
Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

18.       Severability.
If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

19.       Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

20.       Captions.
The captions and descriptive headings herein are for the convenience of the parties only.  They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

21.       Confidentiality.
The Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

22.       Term and Termination.
This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other.

23.       Notices.
Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the Fund required or permitted hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

If to the Fund, to:

Gabelli Global Deal Fund	copy to:	Gabelli Global Deal Fund
One Corporate Center		One Corporate Center
Rye, NY 10580-1422		Rye NY 10580-1422
Attention: Bruce N. Alpert		Attention: Agnes Mullady

If to the Agent, to:

Computershare Trust Company, N.A.
c/o Computershare Inc.
150 Royall Street
Canton, MA 02021
Attn: Reorganization Department

24.       Survival.
The provisions of Paragraphs 11, 14, 16-18, 21, and 23-25 shall survive any termination, for any reason, of this Agreement.

25.       Merger of Agreement.
This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

COMPUTERSHARE TRUST                                                                            THE GABELLI GLOBAL
COMPANY, NA.                                                                                                  DEAL FUND

By:______________________________                                                              By:_______________________

Date:____________________________                                                               Date:__12/18/08____________________

Title:____________________________                                                                Title:__President___________________

COMPUTERSHARE INC.

By:______________________________

Date:_____________________________

Title:_____________________________